Exhibit 97
Bright Horizons Family Solutions Inc.
Compensation Clawback Policy
(as amended and restated)

Policy Purpose. The purpose of the Bright Horizons Family Solutions Inc. (the “Company”) Compensation Clawback Policy (as amended and restated, this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with the requirements set forth in Rule 303A.14 of the New York Stock Exchange Listing Manual (the “NYSE Rule”) and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1”), as well as any other applicable law (collectively with the NYSE Rule and Rule 10D-1, the “Applicable Rules”), and shall be construed and interpreted in accordance with such intent. Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms under “Definitions.”

Effective Date.    This Policy shall be effective as of October 2, 2023, the effective date of the NYSE Rule (the “Effective Date”). Prior to Effective Date, the version of this Policy prior to such amendment and restatement shall remain in effect.

Administration. Administration and enforcement of this Policy is delegated to the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”); provided, however, that nothing herein shall prohibit the Board from taking action under any paragraph of this Policy, in which case any reference to the Committee shall be deemed to be a reference to the Board, other than the paragraph “Exceptions to Recovery.” The Committee has full authority to make all determinations under this Policy, in each case to the extent permitted under the Applicable Rules and in compliance with Section 409A of the Code. All determinations and decisions made by the Committee pursuant to this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Covered Persons. Any action or inaction by the Committee with respect to an Covered Person under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Covered Person under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Covered Person other than as set forth in this Policy.

Policy Application. This Policy applies to all Incentive-Based Compensation Received on or after the Effective Date by a person: (a) after beginning service as an Covered Person; (b) who served as an Covered Person at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

Policy Recovery Requirement. In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, from current and former Covered Persons, in amounts determined pursuant to this Policy. Recovery under this Policy with respect to a Covered Person shall not require the finding of any misconduct by such Covered Person or such Covered Person being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company shall reasonably promptly satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Covered Person by exercising its sole and absolute discretion as to the form and timing of recovery, to the extent permitted under the Applicable Rules and in compliance with Section 409A of the Code. The form of recovery may include repayment of previously paid Incentive-Based Compensation; forfeiture, reduction or cancellation of vested or unvested equity awards; recovery of any amounts realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based compensation; offsetting, withholding, eliminating or causing to be forfeited any amount that could be paid or awarded to the Covered Person after the date of determination; recouping any amount that was contributed or deferred to a plan that takes into account Incentive-Based Compensation (excluding certain tax-qualified plans, but including deferred compensation plans, and supplemental executive retirement plans, and insurance plans to the extent not otherwise permitted by applicable law, including Section 409A of the Code) and any earnings accrued on such Incentive-Based Compensation and any other remedial and recovery action permitted by law, as determined by the Committee. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed with the Securities and Exchange Commission.

Exceptions to Recovery. The Company shall recover the Erroneously Awarded Compensation from Covered Persons unless the Committee determines that recovery is impracticable because: (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Compensation; provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Compensation and provide such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Consistent with the Applicable Rules, this Policy does not apply to restatements or other retroactive applications in connection with the adoption or implementation of a new accounting standard, change in applicable accounting rules or interpretations or caused by the Company’s decision to change its accounting policies as permitted by applicable law as long as the forgoing do not involve or represent error corrections.

Policy Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any Covered Person or former Covered Person against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing a Covered Person for purchasing insurance to cover any such loss.

Definitions.

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously Received by a Covered Person that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Person; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was Received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

“Covered Person” shall refer to any “officer” subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, as determined from time to time by the Board.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with generally accepted accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures; provided, however, that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission to qualify as a “Financial Reporting Measure”. Stock price and total shareholder return are also Financial Reporting Measures for purposes of this Policy.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“NYSE” means the New York Stock Exchange LLC.

“Received” means for purposes of this Policy, Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

Other Recovery Obligations. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or through other recovery obligations shall be considered in determining any amounts recovered under this Policy and will be credited to the required recovery under this Policy. Nothing in this Policy restricts the Company from seeking recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, under any other compensation recoupment policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Person. The remedies under this Policy are in addition to, and not in lieu of, any actions imposed by agencies, regulators or other authorities. In addition to the foregoing, in the event that a Covered Person fails to repay or reimburse Erroneously Awarded Compensation that is subject to recovery, the Committee may require a Covered Person to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering erroneously awarded compensation under this Policy.

General Rights. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case to the extent permitted under the Applicable Rules and in compliance with Section 409A of the Code, including termination of employment or institution of legal proceedings. If a Covered Person fails to repay Erroneously Awarded Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Compensation from the Covered Person, and the Covered Person shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Compensation.

Successors. This Policy is binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Severability. This Policy is intended to be applied to the fullest extent of the law. If any provision of this Policy or the application of such provision to any Covered Person shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable.

Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions or disputes arising out of or relating to this Policy shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in the federal District of Delaware, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS rules. All parties, including Covered Persons, their beneficiaries, executors, administrators, or any other legal representative, and the Company, waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that any party would be entitled to seek in a court of law.

Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Applicable Rules or to comply with Section 409A of the Code. The Board may terminate this Policy at any time, subject to the Applicable Rules.

3